Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
The Employment Agreement by and between Blackboard Inc. and Michael Beach, which took effect September 1, 2006 (“Agreement”) is hereby amended pursuant to this Amendment to Employment Agreement (“Amendment”). This Amendment will take effect on October 23, 2008.
The parties, for good and valuable consideration, the sufficiency of which is hereby acknowledged, hereby agree as follows:
1. Section 5(c), “Termination of Employment,” “Resignation by You,” is hereby amended and restated as follows:
     (c) Resignation by You. You have the right to resign your employment with Blackboard at any time, with or without Good Reason, provided that you may resign with Good Reason only if (i) you provide notice of such reason for resignation to Blackboard within 90 days of the initial existence of the condition giving rise to the Good Reason and stating that such reason will be grounds for resignation with Good Reason, and (ii) if Blackboard fails to cure such reason within thirty (30) days following receipt of such notice. Furthermore, any such resignation shall occur within one (1) year of the occurrence of a Good Reason event.
          (i) For purposes of this Agreement, “Good Reason” shall mean (A) a material failure by Blackboard to perform its obligations under this Agreement; (B) your material relocation outside of your current residential area without your consent; (C) a material diminution of your compensation, duties or responsibilities at any time or for any reason other than for Cause during the Term of this Agreement; or (D) termination of your employment by Blackboard in connection with a failure to renew this Agreement pursuant to Section 2.
          (ii) During the Term, you agree to provide Blackboard ninety (90) days’ prior written notice of your resignation, with or without Good Reason. Blackboard may in its sole discretion place you on paid administrative leave as of any date prior to the end of such ninety (90) day notice period and request that you no longer be present on Blackboard premises. During any period of paid administrative leave, you will not be authorized to act as a representative, or make any statements on behalf of, Blackboard; or
2. Section 6, “Severance Payments,” is hereby amended and restated as follows:
     6. Severance Payments.
     (a) If during the Term of this Agreement, Blackboard terminates your employment without Cause (as defined in Section 5(b)) or you resign for Good Reason and comply with the obligations set forth in Section 5(c), then Blackboard will pay you your then current Base Compensation, less applicable taxes and withholdings, for twelve (12) months (“Severance Payments”). The Severance Payments shall be made consistent with Blackboard’s regular payroll schedule. If you timely apply and qualify for COBRA, Blackboard will pay your COBRA premiums, at your current level of coverage, for twelve (12) months, unless you become covered by another employer’s health insurance, in which case the COBRA coverage will be terminated when your new coverage commences. You agree to notify Blackboard immediately if you become covered by another employer’s health insurance plan. To receive the Severance Payments and COBRA premiums you must sign a release of any and all claims in the form provided by Blackboard. Such Severance Payments and COBRA premiums shall begin at the later of (i) the first pay period following your Termination Date or (ii) ten (10) days after you deliver the signed release to Blackboard.
     (b) Section 409A. Subject to this Section 6(b), any payments or benefits under Section 6 shall begin only upon the date of a “separation from service” as defined below which occurs on or after the date of termination under Section 5. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Section 6:
          (i) It is intended that each installment of the payments and benefits provided under Section 6 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither Blackboard nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;
          (ii) If, as of the date of your “separation from service” from Blackboard, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 6; and
          (iii) If, as of the date of your “separation from service” from Blackboard, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:
               (A) Each installment of the payments and benefits due under Section 6 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of your tax year in which the separation from service occurs and the 15th day of the third month following the end of the Blackboard’s tax year in which the separation from service occurs; and
               (B) Each installment of the payments and benefits due under Section 6 that is not described within Section 6(b)(iii)(A) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from Blackboard shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation 1.409A-1(b)(9)(iv) (relating to reimbursements and certain other separation payments). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

          (iv) The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).
          (v) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.
3. Section 12(a) “Miscellaneous Provisions,” “Notices” is hereby amended and restated as follows:
     (a) Notices. Unless otherwise provided herein, any notice or other communication required to be given under the terms of this Agreement must be in writing and must be personally delivered (i.e., left with an individual 18 years of age or older) or sent by overnight delivery. Documents sent by overnight delivery will be presumed received on the next business day following the day sent.

If notice is to be sent to Blackboard, it will be sent to:	If notice is to be sent to you, it will be sent to the address that Blackboard has on file for you at the time the notice is to be sent.

Matthew Small, Esq.
Blackboard Inc.
650 Massachusetts Ave., NW, 6th Floor
Washington DC 20001-3796

With a copy to:

Douglas B. Mishkin, Esq.
Patton Boggs, LLP
2550 M Street, NW
Washington, DC 20037
4. The following paragraphs d and e are added to Section 12, “Miscellaneous Provisions:”
     (d) Effect of Termination. Notwithstanding any termination or expiration of this Agreement, the rights and obligations under this Agreement, which by their nature should survive, will remain in effect after the termination or expiration of this Agreement.
     (e) Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither Blackboard, the Board of Directors nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.
5. Except as expressly provided herein, the terms and conditions of the Agreement remain unmodified. All capitalized terms not defined herein shall have the meaning set forth in the Agreement. This Amendment shall be governed by the same provisions as set forth in Section 12(c) of the Agreement. If any part of this Amendment is held by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue with full force and effect. The headings in this Amendment are for convenience only and shall not effect the interpretation of this Amendment.

This Amendment has been agreed to and executed by the following parties on the dates set forth opposite their names:

/s/ Michael Beach		October 23, 2008

Michael Beach		Date

Blackboard Inc.

By:	/s/ Matthew H. Small	October 23, 2008

Matthew H. Small		Date
Chief Business Officer